Exhibit 6

Commitment for Private Equity Financing



                                VS INVESTORS LLC
                                 299 Park Avenue
                               New York, NY 10171

                                January 12, 2001


Vitamin Shoppe Industries Inc.
4700 Westside Avenue
North Bergen, New Jersey 07047

         Re:      Commitment for Private Equity Financing
                  ---------------------------------------

Ladies and Gentlemen:

         You have advised us that Vitamin Shoppe Industries Inc. (the "Company") is seeking private equity financing (the "Private Equity Financing") to finance the acquisition of all of the issued and outstanding shares of Class A common stock of VitaminShoppe.com, Inc., a Delaware corporation (the "Subsidiary"), pursuant to a merger of the Subsidiary with and into the Company (the "Merger"), with the Company being the surviving corporation.

         Based upon and subject to the terms and conditions set forth in this Commitment Letter (the "Commitment Letter"), VS Investors LLC (the "Investor") hereby commits to purchase, through one or more affiliated entities or nominees, at a valuation previously agreed to by the Company and the Investor, newly issued shares of common stock and/or preferred stock of the Company (the "New Stock"), in an amount sufficient for the Company to pay the merger consideration, which is approximately $7.3 million, and the transaction costs related thereto, up to a maximum commitment of $10 million (the "Commitment", and together with the Private Equity Financing and the Merger, the "Contemplated Transactions"). The Investor acknowledges that each of the current shareholders and warrant holders of the Company may elect to purchase its pro rata share of the New Stock offered by the Company in connection with the Private Equity Financing.

         The Company and Investor shall execute definitive documentation related to the Private Equity Financing, including a stock purchase agreement containing standard and customary terms, representations, warranties and covenants (collectively, the "Definitive Documents"). The commitments and agreements of the Investor hereunder shall are subject only to (i) the approval of the Company's lenders and (ii) the condition that the consummation of the Merger occur simultaneously with, or substantially simultaneously with, the closing of the Private Equity Financing.

         Except as required by applicable law, including in connection with any documents required to be filed with the Securities and Exchange Commission or provided to the Subsidiary's shareholders in connection with the Contemplated Transactions, this Commitment Letter and the contents of any Definitive Documents shall not be disclosed by the Company to any third party without the prior consent of the Investor, other than to the Company's attorneys,



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Vitamin Shoppe Industries Inc.
January 12, 2001
Page 2



financial advisors and accountants, but in each case only in connection with the Contemplated Transactions.

         The provisions of the immediately preceding paragraph shall remain in full force and effect regardless of whether Definitive Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter; provided, however, that if any Definitive Documents are executed and delivered, to the extent the provisions contained therein specifically address any issue provided for in the provisions of any of the immediately preceding paragraph, the applicable terms of such Definitive Documents shall supercede such provisions of the immediately preceding paragraph.

         This Commitment Letter may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute a single agreement. This Commitment Letter embodies the entire agreement and understanding between the Company and the Investor with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof.

         THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY JURISDICTION'S PRINCIPLES OF CONFLICTS OF LAW.

         If you are in agreement with the foregoing, please countersign this Commitment Letter where indicated below and return it, by fax and first class mail, to us at the fax number and address indicated at the top of this Commitment Letter. Following acceptance by the Company, this Commitment Letter shall expire at 5:00 p.m. on April 10, 2001 unless the Private Equity Financing is closed by such time.


                            [Signature page follows.]



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Vitamin Shoppe Industries Inc.
January 12, 2001
Page 3



                                  Very truly yours,

                                  VS INVESTORS LLC

                                  By: FdG Associates Acquisition L.P., the Class
                                      C Member

                                      By: FdG Acquisition Corp., its General
                                          Partner

                                           By: /s/ M. Anthony Fisher
                                           -----------------------
                                           Name:  M. Anthony Fisher
                                           Title: Vice President




ACCEPTED AND AGREED TO THIS
12TH DAY OF JANUARY, 2001:

VITAMIN SHOPPE INDUSTRIES INC.


By:      /s/ Jeffrey J. Horowitz
         -----------------------
Name:    Jeffrey J. Horowitz
         ----------------------
Title:   Chairman
         ----------------------